September 2013 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated September 13, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Auto-Callable Securities due on or about September 25, 2014

$•   Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a quarterly contingent payment with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any determination date, the securities will be automatically redeemed or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount and the contingent payment. However, if on any determination date the closing price of the underlying stock is less than the initial stock price, the securities will not be redeemed and if that closing price is less than the downside threshold level, you will not receive any contingent payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent payment and also the risk of receiving shares of the underlying stock, which will occur if the securities are not redeemed prior to maturity and the closing price of the underlying stock is below the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying stock and the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying stock. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying stock:	Common Stock of LyondellBasell Industries N.V. (Bloomberg Ticker: “LYB”)
Aggregate principal amount:	$
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately September 20, 2013
Original issue date:	Approximately September 25, 2013 (3 business days after the pricing date)
Maturity date:	September 25, 2014 subject to adjustments for certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust (i) the determination dates (including the final valuation date) to ensure that the term between each determination date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Early redemption:	If, on any of the first three determination dates, the closing price of the underlying stock is greater than or equal to the initial price, the securities will be automatically redeemed for an early redemption amount on the first contingent payment date immediately following the related determination date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Contingent payment:

•

If, on any determination date, the closing price or the final price is greater than or equal to the downside threshold level, we will pay a quarterly contingent payment of $0.2113 (8.45% per annum of the stated principal amount) per security on the related contingent payment date.

• If, on any determination date, the closing price or the final stock price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.
Determination dates:	December 20, 2013, March 20, 2014, June 20, 2014 and September 22, 2014 subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, ” — Final Determination Date” and “— Market Disruption Events” in the product supplement). We also refer to September 22, 2014 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust (i) the determination dates (including the final valuation date) to ensure that the term between each determination date remains the same and/or (ii) the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly contingent payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date
	• If the final stock price is less than the downside threshold level:	(i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the final determination date
If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	The stated principal amount divided by the initial stock price
Downside threshold level:	$[• ], which is equal to 75% of the initial stock price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Initial stock price:	$[• ], which is equal to the closing price of the underlying stock on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Final stock price:	The closing price of the underlying stock on the final determination date
CUSIP:	90271M385
ISIN:	US90271M3850
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100%	1.50%	98.50%
Total	$	$	$
(1)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $0.15 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 per $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).”

The estimated initial value of the Securities as of the trade date is expected to be between $9.500 and $9.750 for securities linked to the performance of the common stock of LyondellBasell Industries N.V. The range of the estimated initial value of the securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 9 and 10 of this free writing prospectus.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated April 24, 2012      Prospectus dated January 11, 2012

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Product Supplement dated April 24, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000139340112000040/c310169_690705-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, and references to the “accompanying product supplement” mean the UBS product supplement “Contingent Income Auto-Callable Securities”, dated April 24, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Investment Summary

The Contingent Income Auto-Callable Securities due on or about September 25, 2014 Based on the Performance of the Common Stock of LyondellBasell Industries N.V., which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which is an amount equal to $0.2113 (8.45% per annum of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final stock price, is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level. The contingent payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent payments.

If the closing price is greater than or equal to the initial stock price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption amount equal to the stated principal amount plus the contingent payment with respect to the related determination date. If the securities have not previously been redeemed and the final stock price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and investors will be entitled to receive (i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date. If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio multiplied by the final price. The value of such shares (or that cash) will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent payment. In addition, investors will not participate in any appreciation of the underlying stock.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent payment equal to 8.45% per annum of the stated principal amount per security, with respect to each determination date on which the closing price or the final stock price is greater than or equal to 75% of the initial stock price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the contingent payment, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1	On any of the first three determination dates, the closing price is greater than or equal to the initial stock price.
■ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
■ Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 2	The securities are not automatically redeemed prior to maturity and the final stock price is greater than or equal to the downside threshold level.
■ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date.
■ Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3	The securities are not automatically redeemed prior to maturity and the final stock price is less than the downside threshold level.

■

The payment due at maturity will be (i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of those shares as of the final determination date.

■ Investors will lose some and may lose all of their principal in this scenario.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE STATED PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investor Suitability

The securities may be suitable for you if:

■	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
■	You believe the closing price of the underlying stock will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).
■	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your potential return is limited to the quarterly contingent payments specified in the pricing supplement.
■	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
■	You would be willing to invest in the securities based on the contingent payment specified on the cover hereof.
■	You are willing to forgo dividends paid on the underlying stock and you do not seek guaranteed income from this investment.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

■	You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the securities.
■	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
■	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.
■	You believe that the price of the underlying stock will decline during the term of the securities and is likely to close below the downside threshold level on the determination dates (including the final determination date).
■	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.
■	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.
■	You would be unwilling to invest in the securities based on the contingent payment specified on the cover hereof.
■	You prefer to receive the dividends paid on the underlying stock and you seek guaranteed income from this investment.
■	You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market for the securities.
■	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.

Diagram #1: First Three Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the trade date and will be specified in the applicable pricing supplement):

Hypothetical Initial Stock Price:	$70.00
Hypothetical Downside Threshold Level:	$52.50, which is 75% of the initial stock price
Hypothetical Exchange Ratio*:	0.1429, which is the stated principal amount divided by the hypothetical initial stock price
Hypothetical Quarterly Contingent Payment:	$0.2113 (8.45% per annum of the stated principal amount) per security
Stated Principal Amount:	$10.00 per security
*	If you receive shares at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the final stock price.

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the hypothetical initial stock price of $70.00 on one of the first three determination dates. Because the closing price is greater than or equal to the initial stock price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on the first three determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$70.00	—*	$10.2113	$60.00	$0.2113	N/A
#2	N/A	N/A	N/A	$50.00	$0	N/A
#3	N/A	N/A	N/A	$87.50	$—*	$10.2113
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price is greater than or equal to the initial stock price and the securities are redeemed as a result.
■	In Example 1, the securities are automatically redeemed following the first determination date as the closing price on the first determination date is equal to the initial stock price. You receive the early redemption amount, calculated as follows:

stated principal amount + contingent payment = $10.00 + $0.2113 = $10.2113

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $10.2113 (a 2.113% total return on the securities).

■	In Example 2, the securities are automatically redeemed following the third determination date as the closing price on the third determination date is greater than the initial stock price. As the closing price on the first and third determination dates are greater than the downside threshold level, you receive the contingent payment of $0.2113 with respect to each such determination date. Following the third determination date, you receive an early redemption amount of $10.2113, which includes the quarterly contingent payment with respect to the third determination date.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

In this example, the early redemption feature limits the term of your investment to approximately 12 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Further, although the underlying stock has appreciated by 25% from its initial stock price on the third determination date, you only receive $10.2113 per security and do not benefit from such appreciation. When added to the contingent payment of $0.2113 received in respect of prior determination dates, UBS will have paid you a total of $10.4226 per security for a 4.226% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$52.00	$0	N/A	$49.00	$0	N/A
#2	$51.00	$0	N/A	$50.70	$0	N/A
#3	$50.00	$0	N/A	$48.45	$0	N/A
Final Determination Date	$34.99	$0	N/A	$59.50	—*	N/A
Payment at Maturity	$5.00			$10.2113
*	The final contingent payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

■	In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final stock price is less than the downside threshold level, investors will receive a number of shares of the underlying stock equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.1429 shares of the underlying stock = $34.99 × 0.1429 = $5.00

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount. Your total return per security in this example is $5.00 (a 50.00% loss on the securities).

■	In Example 4, the closing price of the underlying stock decreases to a final stock price of $59.50. Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10.00 + $0.2113 = $10.2113

In this example, although the final stock price represents a 15.00% decline from the initial stock price, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $10.2113 per security at maturity. Your total return per security in this example is $10.2113 (a 2.113% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed on any determination date, you may lose some or all of your investment. Specifically, if the securities are not redeemed and the final stock price is less than the downside threshold level, UBS will deliver to you a number of shares or the cash value of such shares at maturity, the value of which is expected to be worth significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose your entire stated principal amount.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

■	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio (or, at our option, the cash value of such shares). The value of those shares on the final determination date (or that cash) will be less than 75% of the stated principal amount and could be zero.
■	The contingent payment, if any, is based solely on the closing prices of the underlying stock on the specified determination dates. Whether the contingent payment will be made with respect to a determination date will be based on the closing price or the final stock price. As a result, you will not know whether you will receive the contingent payment until the related determination date. Moreover, because the contingent payment is based solely on the closing price on a specific determination date or the final stock price, if that closing price or final stock price is less than the downside threshold level, you will not receive any contingent payment with respect to that determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.
■	You will not receive any contingent payment for any quarterly period where the closing price of the underlying stock on the determination date is less than the downside threshold level. A contingent payment will be made with respect to a quarterly period only if the closing price is greater than or equal to the downside threshold level. If the closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent payment.
■	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the closing price of such stock could close below its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in higher contingent payments for that security. However, while the contingent payments are set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying stock for your securities could fall sharply, which could result in a significant loss of principal.
■	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
■	Single stock risk. The closing price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of such underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying stock issuer and the underlying stock for your securities. For additional information regarding the underlying stock, please see ``Information about the Underlying Stock” and “LyondellBasell Industries N.V.” below and the underlying stock issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.
■	Fair value considerations.
º	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and expected dividends on the underlying stock, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the trade date will be less than the issue price you pay for the securities.
º	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Single stock risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

to be incorrect. As a result, after the trade date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
º	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the trade date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
■	Limited or no secondary market and secondary market price considerations.
º	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates may make a market in the securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
º	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
º	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
º	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
■	Investors will not participate in any appreciation in the closing price of the underlying stock. Investors will not participate in any appreciation in the closing price of the underlying stock from the initial stock price, and the return on the securities will be limited to the contingent payment that is paid with respect to each determination date on which the closing price or the final stock price is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
■	No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and to assume the risk that, if the securities are not automatically redeemed, you may lose some or all of your initial investment.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

■	Risks associated with non-U.S. Companies An investment in the securities linked to the value of non-U.S. companies, such as the common stock of LyondellBasell Industries N.V., which is issued by a Dutch issuer, involves risks associated with the home country of such non-U.S. company. The prices of LyondellBasell Industries N.V.’s common stock may be affected by political, economic, financial and social factors in the home country of LyondellBasell Industries N.V., including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
■	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more quarterly contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
■	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price and the final stock price and whether the closing price of the underlying stock on any determination date is greater than or equal to the initial stock price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment and downside threshold level, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.
■	Investing in the securities is not equivalent to investing in the shares of the underlying stock. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
■	No affiliation with the underlying stock issuer. The underlying stock issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to underlying stock in connection with the offering.
■	We may engage in business with or involving the underlying stock issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying stock issuer without regard to your interests and thus may acquire non-public information about the underlying stock. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stock, which may or may not recommend that investors buy or hold the underlying stock.
■	The antidilution protection of the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the initial stock price and downside threshold level for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
■	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock. These hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
■	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Information about the Underlying Stock
LyondellBasell Industries N.V.

According to publicly available information, LyondellBasell Industries N.V. (“LyondellBasell”) is a global, independent chemical company. LyondellBasell’s chemicals businesses consist primarily of large processing plants that convert large volumes of liquid and gaseous hydrocarbon feedstock into plastic resins and other chemicals. These plastics and chemicals are used to manufacture a wide range of products including food packaging, home furnishings, automotive components, paints and coatings. LyondellBasell’s refining business processes crude oil into fuels such as gasoline, diesel and jet fuel. Operations are conducted in five business segments: Olefins and Polyolefins — Americas (“O&P — Americas”), Olefins and Polyolefins — Europe, Asia, International (“O&P — EAI”), Intermediates and Derivatives (”I&D”), Refining and Technology. The O&P — Americas segment produces and markets olefins, including ethylene and ethylene co-products, and polyolefins. The O&P — EAI segment produces and markets olefins, including ethylene and ethylene co-products, polyolefins and polypropylene compounds. The I&D segment produces and markets propylene oxide and its co-products and derivatives, acetyls, ethanol, ethylene oxide and its derivatives, and oxyfuels. The Refining segment refines heavy, high-sulfur crude oil on the U.S. Gulf Coast. The Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts. Information filed by LyondellBasell with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34726, or its CIK code: 0001489393. LyondellBasell’s website is http://www.lyondellbasell.com. LyondellBasell’s common stock is listed on the New York Stock Exchange under the ticker symbol “LYB.”

Information as of market close on September 11, 2013:

Bloomberg Ticker Symbol:	LYB UN <Equity>
Current Stock Price:	$70.73
52 Weeks Ago (on September 11, 2012):	$49.40
52 Week High (on September 10, 2013):	$70.90
52 Week Low (on November 15, 2012):	$45.41

All disclosures contained herein regarding the underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock. You should make your own investigation into the underlying stock.

The underlying stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying stock for the period of October 14, 2010 through September 11, 2013. The closing price of the underlying stock on September 11, 2013 was $70.73. The associated graph shows the closing prices of the underlying stock for each day from October 14, 2010 to September 11, 2013. The dotted line represents a hypothetical downside threshold level of $53.05, which is equal to 75% of the closing price on September 11, 2013. The actual downside threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional Service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including the determination dates.

LyondellBasell Industries N.V.	High	Low	Period End
2010
Fourth Quarter (Beginning October 14, 2010)*	$34.40	$26.00	$34.40
2011
First Quarter	$40.90	$34.56	$39.55
Second Quarter	$45.62	$36.56	$38.52
Third Quarter	$41.23	$24.43	$24.43
Fourth Quarter	$36.08	$24.10	$32.49
2012
First Quarter	$46.01	$33.47	$43.65
Second Quarter	$45.73	$36.76	$40.27
Third Quarter	$53.42	$39.62	$51.66
Fourth Quarter	$57.09	$45.41	$57.09
2013
First Quarter	$65.42	$56.84	$63.29
Second Quarter	$68.81	$55.51	$66.26
Third Quarter Through September 11, 2013)	$70.90	$65.41	$70.73
*	LyondellBasell’s common stock commenced trading on the New York Stock Exchange on October 14, 2010 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2010 includes data for the period from October 14, 2010 through December 31, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

The Common Stock of LyondellBasell Industries N.V. — Daily Closing Prices October 14, 2010 to September 11, 2013

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of the underlying stock. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying stock. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying stock could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:	The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.
Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying stock. If your securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption, or, except as noted below, redemption on maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise, such gain or loss would be short term capital gain or loss if held for one year or less). In the event that at the time of a redemption at maturity the final stock price is less than the downside threshold level and we have not elected cash settlement, you may be treated as receiving cash in lieu of a fractional share of the underlying stock and you may be required to recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis in such fractional share.
In addition, any contingent payment that is paid by UBS including on the maturity date or upon early redemption should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-46 of the product supplement. The risk that the securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent payment and before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Additional Provisions:
Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% Medicare tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.
We do not intend to treat the securities as “United States real property interests” as defined in section 897 of the Internal Revenue Code. However, if the IRS were to successfully assert that the securities are, in fact, United States real property interests, any gain to a non-U.S. Holder in respect of a security upon a sale, exchange, redemption or other taxable disposition of the security would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the securities as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the securities as United States real property interests.
Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. — source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the securities in order to minimize or avoid U.S. withholding taxes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Additional Provisions:
Pursuant to final Treasury regulations published in the Federal Register on or about January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying stock that you may receive in connection with your investment in the securities. You should consult your own tax advisors concerning the application of U.S. federal income tax laws (or tax laws of any other jurisdiction) to your beneficial ownership of any underlying stock received at maturity.
Proposed Legislation
The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.
In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 9 of this document for a discussion of these adverse effects.
Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.15 per $10.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each $10.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

September 2013

Contingent Income Auto-Callable Securities due on or about September 25, 2014
$• Based on the Performance of the Common Stock of LyondellBasell Industries N.V.

Additional Provisions:
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 9 and 10 of this free writing prospectus.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

September 2013